Exhibit 99.1

NEWS RELEASE	For Immediate Release

Media Contact:

Kristen Bihary

Phone: 1-216-910-3664

Investor Contact:

Kelly Thomas

Phone: 1-216-910-3135

Aleris Announces Cash Dividend

CLEVELAND, OH – October 20, 2011 – The Board of Directors of Aleris Corporation, parent company of Aleris International, Inc., declared a cash dividend of $3.20 per share on its common stock, par value $0.01 per share, at their meeting October 19, 2011. The cash dividend is payable on or about November 10, 2011 to stockholders of record as of October 28, 2011 and will be paid out of cash on hand.

About Aleris

Aleris is a privately-held, global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Cleveland, Ohio, the company operates more than 40 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.

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